UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549



                           FORM 15

THIS  AMENDMENT TO FORM 15 IS BEING FILED FOR THE PURPOSE OF
MARKING RULE 12h-3(b)(1)(i).  THE ORIGINAL FORM 15 WAS FILED
ON OCTOBER 26, 1999 WITH RULE 12g-4(a)(1)(i) MARKED IN ERROR.


CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION
UNDER  SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF  1934
OR  SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                              Commission File Number   0-23008




                 American Telecasting, Inc.
   (Exact name of registrant as specified in its charter)


5575 Tech Center Drive, Suite 300, Colorado Springs, Colorado  80919
     (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)




            14 1/2% Senior Discount Notes due 2004
            14 1/2% Senior Discount Notes due 2005
  (Title of each class of securities covered by this Form)


                            None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(ii)          Rule 12h-3(b)(2)(ii)
                                   Rule 15d-6


      Approximate  number of holders of  record  as  of  the
certification or notice date:    None

     Pursuant to the requirements of the Securities Exchange
Act of 1934, American Telecasting, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 26, 1999              By:  /s/ Laura L. Ozenberger
                                         Laura L. Ozenberger, Secretary